Exhibit 23.3
CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


     As independent public accountants, we hereby consent to the use of our report dated February 16, 1998 (except with respect to the matter discussed in Note 15, as to which the date is March 16, 1998) on LCI International, Inc.'s consolidated balance sheets as of December 31, 1997 and 1996, and the related statements of operations, shareowner's equity and cash flows for each of the three years in the period ended December 31, 1997, included in this registration statement and to all references to our Firm included in this registration statement.


                                                ARTHUR ANDERSEN LLP

Washington, D.C.,
May 28, 1998





                                                        23.3-1